PROSPECTUS SUPPLEMENT                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated March 11, 2004)           Registration No. 333-112851


                               CalAmp Corp.


     This Prospectus Supplement supplements and amends the joint proxy statement/prospectus on Form S-4 filed February 13, 2004, as supplemented on March 11, 2004 (the "Prospectus") relating to the shares of the common stock, par value, $0.01 per share (the "Common Stock"), of CalAmp Corp., formerly known as California Amplifier, Inc., a Delaware corporation ("CalAmp"), issued to the selling stockholders in connection with the merger between Vytek Corporation, a Delaware corporation ("Vytek"), CalAmp and Mobile Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of CalAmp ("Merger Sub"), whereby, among other things, Merger Sub was merged with and into Vytek and Vytek became the surviving corporation and a wholly owned subsidiary of CalAmp.

     The disclosure in the Prospectus set forth under the heading "Where You Can Find More California Amplifier Information" is supplemented by adding the following sentence before the fourth paragraph in that section:

     This joint proxy statement/prospectus also incorporates by reference any documents that we file with the SEC under Section 13(1), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering is completed (other than Current Reports furnished under items 9 and 12 of Form 8-K).

     Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that information contained in this Prospectus Supplement supersedes the information contained therein.
                           ___________________

     This investment involves risks. See the section entitled "Risk Factors" beginning on page 18 of the attached Prospectus for a discussion of the risks that you should consider before purchasing our Common Stock.

     Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved these securities or passed upon the adequacy or the accuracy of this prospectus, as supplemented. Any representation to the contrary is a criminal offense.
                            ___________________

              Prospectus Supplement dated October 8, 2004.